EXHIBIT 10.22

THIRD AMENDMENT TO SECOND

AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is effective as of the 24th day of September, 2010 (the “Amendment Effective Date”).

RECITALS

WHEREAS, MATRIX SERVICE COMPANY, a Delaware corporation (the “Borrower”), JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”) and as a Lender and Issuing Bank, and the financial institutions therein named as Lenders, are parties to that certain Second Amended and Restated Credit Agreement dated as November 30, 2006, as it has been amended by (i) that certain First Amendment to Second Amended and Restated Credit Agreement dated July 6, 2007 (the “First Amendment”) and (ii) that certain Second Amendment to Second Amended and Restated Credit Agreement dated February 11, 2009 (as so amended, and as it may be amended, supplemented or restated from time to time hereafter in accordance with its terms, the “Credit Agreement”);

WHEREAS, all capitalized terms used but not defined in these Recitals shall have the meanings assigned to them in the Credit Agreement;

WHEREAS, the Borrower has requested amendments to certain of the covenants and other provisions of the Credit Agreement, and the Lenders have agreed to such request on the terms and conditions and subject to certain other amendments set forth in this Amendment.

NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

1. Incorporation by Reference; Defined Terms. Capitalized terms used but not defined in this Amendment (including the Recitals) shall have the meanings given to them in the Credit Agreement. All terms defined in the foregoing Recitals are incorporated herein by reference.

The term “Loan Documents” is hereby amended to include the Credit Agreement, as amended by this Amendment, all as they may be further amended from time to time with the consent of the Administrative Agent and, to the extent required by the Credit Agreement, the Lenders.

The term “Agreement”, as used in the Credit Agreement, is hereby amended to mean the Credit Agreement, as amended by this Amendment and as it may be further amended from time to time with the consent of the Administrative Agent and, to the extent required by the Credit Agreement, the Lenders.

The term “Credit Agreement” in all other Loan Documents is hereby amended to mean the Credit Agreement, as amended by this Amendment and as it may be further amended from time to time with the consent of the Administrative Agent and, to the extent required by the Credit Agreement, the Lenders.

2. Amendments. The Credit Agreement is hereby amended as follows:

(a) The definition of “Consolidated EBIT” is hereby deleted.

(b) The definition of “Consolidated EBITDA” is amended by adding the following sentence at the end of such definition: “Notwithstanding the foregoing, for the purpose of determining Consolidated EBITDA for periods ending on or before June 30, 2011, the charges incurred in relation to the California wage and hour class action lawsuit shall be added.”

(c) In the definition of “Consolidated EBITDA,” after the reference to “Senior Leverage Ratio” there is hereby added “or Fixed Charge Coverage Ratio,”.

(d) The Numerator for the definition of Fixed Charge Coverage Ratio is hereby amended to read: “Consolidated EBITDA for the previous four fiscal quarters ending on such day less all Capital Expenditures during the same period.”

(e) The Compliance Certificate attached as Exhibit C to the Credit Agreement is hereby replaced with Exhibit C attached to this Amendment.

3. Waiver. The Fixed Charge Coverage Ratio for the period ended June 30, 2010 was not in compliance with Section 6.19 of the Credit Agreement. Borrower has requested that the Lenders grant a waiver of such Default, and the Lenders have agreed. Accordingly, Lenders hereby waive the provisions of Section 6.19 of the Credit Agreement as they apply to the period ended June 30, 2010. Also, more than thirty (30) days prior to the date of this Amendment Borrower formed a new Subsidiary, Matrix Service International, LLC, a Delaware limited liability company (the “New Subsidiary”), and prior to the date of this Amendment the Borrower did not provide or cause to be provided to the Agent the documents contemplated by Section 5.09 of the Credit Agreement in regard to the New Subsidiary. Borrower has requested that the Lenders grant a waiver of such Default, and the Lenders have agreed. Accordingly, Lenders hereby waive the provisions of Section 5.09 of the Credit Agreement as they apply to the New Subsidiary. These waivers shall be limited precisely as provided for herein (including without limitation any time periods specified) and none of them shall be deemed to be a waiver of, amendment to, consent to or modification of (i) any other term or provision of the Credit Agreement or any of the other Loan Documents or (ii) any other event, condition, or transaction on the part of the Borrower or any other Person which would require the consent of the Agent or any of the Lenders.

4. Effect of this Amendment. This Amendment shall not be deemed to be a waiver of, amendment to, consent to or modification of any term or provision of the Credit Agreement or of any term or provision of any of the other Loan Documents, except as specifically set forth herein, and this Amendment shall not be deemed to be a waiver of, amendment to, or consent to or modification of any event, condition, or transaction on the part of the Borrower or any other Person except as specifically set forth herein.

5. Conditions. This Amendment shall be effective as of the Amendment Effective Date, provided the following conditions precedent are satisfied:

(a) Administrative Agent’s receipt of the following, each of which shall be originals or facsimile or portable document format (PDF) copies (followed promptly by originals) unless otherwise specified, each properly executed, each dated the Amendment Effective Date (or, in the case of certificates of governmental officials, a recent date before the date of the Amendment) and each in form and substance satisfactory to Administrative Agent and its legal counsel:

(i) executed counterparts of this Amendment and all other documents and instruments requested by Administrative Agent, sufficient in number for distribution to each Lender and Borrower;

(ii) a corporate certificate with resolutions in the form required by Administrative Agent;

(iii) fee letters in form acceptable to the Administrative Agent;

(iv) such other certificates of resolutions or other action, incumbency certificates and/or other certificates of Authorized Officers of each Credit Party as Lender may require evidencing the identity, authority and capacity of each Authorized Officer thereof authorized to act as an Authorized Officer in connection with this Amendment and the other Loan Documents to which such Credit Party is a party;

(v) fully executed originals of the Ratification of Security Agreement and Release and Ratification of Subsidiary Guaranty, in the forms set forth on Schedules “1-A” and “1-B”, respectively, attached hereto, for each party thereto (collectively the “Ratifications”);

(vi) fully executed original of a Pledge and Security Agreement and Subsidiary Guaranty by the New Subsidiary in form acceptable to the Administrative Agent, which shall hereafter be part of and included within the “Loan Documents” under the Credit Agreement; and

(vii) a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Amendment Effective Date) of Conner & Winters, LLP, counsel for the Borrower and the Subsidiaries, substantially in the form of Annex 1 attached to this Amendment, and the Borrower hereby requests such counsel to deliver such opinion;

(b) Administrative Agent’s receipt of such other assurances, certificates, documents, and consents as Administrative Agent reasonably may require;

(c) the Borrower shall have paid all fees required by the fee letters; and

(d) unless waived by Administrative Agent, Borrower shall have paid all fees, expenses and disbursements of any law firm or other external counsel for Administrative Agent to the extent invoiced prior to the date hereof, plus such additional amounts of such fees, expenses and disbursements as shall constitute its reasonable estimate thereof incurred or to be incurred by it through the closing proceedings as to this Amendment (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Administrative Agent).

6. Acknowledgment and Ratification; Representations and Warranties. The Borrower acknowledges and agrees that the Credit Agreement shall remain in full force and effect as amended hereby. Borrower represents and warrants to the Lenders that as of the date of execution of this Amendment and as of the Amendment Effective Date:

(a) the representations and warranties set forth in the Credit Agreement are true and correct in all material respects as though made on the date hereof, except to the extent that any of them speak to a different specific date, in which case they are true and correct as of such earlier date, and for purposes of this Amendment the representations and warranties contained in subsection (a) of Section 3.04 shall be deemed to refer to the most recent financial statements furnished by the Borrower pursuant to clauses (a) and (b) of Section 5.01;

(b) no Default or Event of Default exists;

(c) neither the Borrower nor any of the Guarantors owns or has any interest in any “commercial tort claim” (as that term is defined in 12A Okla. Stat. § 1-9-102(a)(13) as of the Amendment Effective Date) that has not been specifically described in a Security Agreement as part of the collateral thereunder;

(d) the execution, delivery and performance by the Borrower of this Amendment has been duly authorized by all necessary corporate action and do not and will not contravene the terms of any of the Borrower’s organizational documents, any law or any indenture, loan or credit agreement, or any other material agreement or instrument to which the Borrower is a party or by which it is bound or to which it or its properties are subject;

(e) no authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any other Person are necessary for the execution, delivery or performance by the Borrower of this Amendment or for the validity or enforceability thereof, other than routine informational filings with the SEC and/or other Governmental Authorities;

(f) this Amendment constitutes the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms, and the Ratifications constitute the legal, valid and binding obligations of the Guarantors party thereto, enforceable against such Guarantors in accordance with their terms, in all cases except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, and by judicial discretion regarding the enforcement of or any applicable laws affecting remedies (whether considered in a court of law or a proceeding in equity); and

(g) Schedule 3.13 attached to the Second Amendment remains an accurate list of and other information regarding the Borrower and all Subsidiaries of the Borrower as of the date of this Amendment, setting forth their respective jurisdictions of organization and the percentage of the respective capital stock or other ownership interests of the Subsidiaries owned by the Borrower or other Subsidiaries, except that omitted from such schedule is the New Subsidiary, which is a wholly-owned Subsidiary of Borrower and for which there does not currently exist any operating agreement or limited liability company agreement. All of the issued and outstanding shares of capital stock or other Equity Interests in such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

7. Defaults Unaffected. Except as may be expressly set forth herein, nothing contained in this Amendment shall prejudice, act as, or be deemed to be a waiver of any Default or Event of Default or any right or remedy available to Administrative Agent or any Lender by reason of the occurrence or existence of any fact, circumstance or event constituting a Default or Event of Default.

8. Governing Law; Miscellaneous. This Amendment shall be governed by the internal laws of the State of Oklahoma. Unless stated otherwise, (a) the singular number includes the plural and vice versa and words of any gender include each other gender, in each case, as appropriate, (b) headings and captions may not be construed in interpreting provisions, (c) this Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document, and all of those counterparts must be construed together to constitute the same document, and (d) this Amendment shall be effective when it has been executed by the parties hereto and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

MATRIX SERVICE COMPANY, a Delaware corporation

By:	/S/ Thomas E. Long
Thomas E. Long, Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Lender and Issuing Bank

By:	/S/ Jennifer Kalvaitis
Jennifer Kalvaitis, Vice President

WELLS FARGO & CO. successor by merger to Wachovia Bank, National Association

By:	/S/ Laura Christofferson
Laura Christofferson, Vice President

AMEGY BANK NATIONAL ASSOCIATION

By:	/S/ Dan Cox
Dan Cox, Vice President

BANK OF AMERICA, N.A., successor by merger to LaSalle Bank National Association

By:	/S/ Mark E. Wood
Mark E. Wood, Senior Vice President

BMO CAPITAL MARKETS FINANCING, INC.

By:	/S/ John Armstrong
John Armstrong, Director

Exhibit “C”

COMPLIANCE CERTIFICATE

To:	The Lenders parties to the

Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Second Amended and Restated Credit Agreement dated as of November 30, 2006 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Matrix Service Company, a Delaware corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and as Issuing Bank. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected chief financial officer of the Borrower;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct;

5. Schedule II attached hereto sets forth the determination of the interest rates and other rates listed therein; and

6. Schedule III attached hereto sets forth the various reports and deliveries which are required at this time under the Agreement and the other Loan Documents and the status of compliance.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedules I, II and III hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this              day of                     ,             .

Chief Financial Officer,
MATRIX SERVICE COMPANY

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of             ,          with certain

Provisions of the Agreement

All Calculations Below as of

                    , 20     Except

As Provided Otherwise Below

1.	Detailed Calculation of Consolidated EBITDA for Fiscal Year to Date

2.	Detailed Calculation of Consolidated EBITDA for Previous Four Fiscal Quarters

3.	Detailed Calculation of Consolidated EBITDA for the most recently ended calendar quarter

4.	Detailed Calculation of Senior Leverage Ratio

5.	Detailed Calculation of Fixed Charge Coverage Ratio

6.	Consolidated Tangible Net Worth Required

Consolidated Tangible Net Worth – Starting Point:	$110,000,000.00
PLUS all Net Cash Proceeds of issuances of
EquityInterests (including common stock,
preferred stock, warrants or
other equity (except exercise of options))
after 11/30/08

PLUS 50% of positive Consolidated Net Income
after 11/30/08

Total

7.	Calculation of Asset Coverage Ratio

Consolidated Eligible Assets:

Accounts:
Less:Accounts unpaid morethan 90 days past dateof invoice	(	)

Inventory

Net PP&E

Total Consolidated Eligible Assets

Funded Bank Debt:

Asset Coverage Ratio (Consolidated Eligible Assets/ Funded Bank Debt)

Schedule II to Compliance Certificate

Interest and Other Rates

APPLICABLE RATE
Actual Results: Senior Leverage Ratio: For Fiscal Quarter Ending

Mark As Applicable with “X”	Senior Leverage Ratio	Eurodollar Spread (bps)	ABR Spread (bps)
	≥ 2.00 to 1.00	275	175
	< 2.00 to 1.00, but ≥ 1.50 to 1.00	250	150
	< 1.50 to 1.00, but ≥ 1.00 to 1.00	225	125
	< 1.00 to 1.00	200	100

Unused Revolving Credit Facility Fee
Actual Results: Senior Leverage Ratio: For Fiscal Quarter Ending

Mark as Applicable with “X”	Senior Leverage Ratio	Unused Revolving Credit Facility Fee (bps)
	≥ 2.00 to 1.00	50
	< 2.00 to 1.00, but ≥ 1.50 to 1.00	50
	< 1.50 to 1.00, but ≥ 1.00 to 1.00	40
	< 1.00 to 1.00	35

Schedule III to Compliance Certificate

List of Reports and Deliveries Due at this Time

and Status

Report or Delivery Due	Status

Schedule “1-A”

(Ratification of Security Agreement and Release)

RATIFICATION OF

SECURITY AGREEMENTS AND RELEASE

Reference is made to that certain Third Amendment to Second Amended and Restated Credit Agreement dated as of September             , 2010 (the “Agreement”), among Matrix Service Company, a Delaware corporation (the “Borrower”), the Lenders signatory thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as a Lender, Issuing Bank and as Administrative Agent thereunder (“Agent”).

1. Terms used herein shall have the meanings ascribed to them in that certain Second Amended and Restated Credit Agreement dated as of November 30, 2006, as amended by that certain First Amendment to Second Amended and Restated Credit Agreement dated July 6, 2007, by that certain Second Amendment to Second Amended and Restated Credit Agreement dated February 11, 2009, and by the Agreement (as so amended, the “Credit Agreement”), unless otherwise defined herein.

2. As inducement for and in consideration of the Agent and Lenders executing the Agreement, each of the undersigned Borrower and Subsidiaries hereby ratifies and confirms the Security Agreement to which it is a party in all respects and agrees that, notwithstanding the Agreement, each such Security Agreement remains in full force and effect, and agrees that the term “Credit Agreement” as used in its Security Agreement shall hereafter mean the Credit Agreement described above.

3. Borrower and each Subsidiary signatory hereto, for itself and on behalf of all its predecessors, successors, assigns, agents, employees, representatives, officers, directors, general partners, limited partners, joint shareholders, beneficiaries, trustees, administrators, subsidiaries, affiliates, employees, servants and attorneys (collectively the “Releasing Parties”), hereby releases and forever discharges Agent, Issuing Bank and each Lender and their respective successors, assigns, partners, directors, officers, agents, attorneys, and employees from any and all claims, demands, cross-actions, controversies, causes of action, damages, rights, liabilities and obligations, at law or in equity whatsoever, known or unknown, whether past, present or future, now held, owned or possessed by the Releasing Parties, or any of them, or which the Releasing Parties or any of them may, as a result of any actions or inactions occurring on or prior to the date hereof, hereafter hold or claim to hold under common law or statutory right, arising, directly or indirectly, out of the Loan or any of the Loan Documents or any of the documents, instruments or any other transactions relating thereto or the transactions contemplated thereby. Borrower and each Subsidiary signatory hereto understands and agrees that this is a full, final and complete release and agrees that this release may be pleaded as an absolute and final bar to any or all suit or suits pending or which may hereafter be filed or prosecuted by any of the Releasing Parties, or anyone claiming by, through or under any of the Releasing Parties, in respect of any of the matters released hereby, and that no recovery on account of the matters described herein may hereafter be had from anyone whomsoever, and that the consideration given for this release is no admission of liability.

4. Borrower and each Subsidiary hereby confirms, reaffirms and restates that (a) the representations and warranties made by it in the Security Agreement to which it is a party are true and correct on and as of the date hereof (except to the extent such representations and warranties relate solely to a specific earlier date) and (b) no Default, as defined in such Security Agreement, has occurred and is continuing on the date hereof, except as has been specifically waived.

5. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this agreement by signing any such counterpart.

IN WITNESS WHEREOF, the Borrower hereby executes this Ratification of Security Agreements and Release as of September     , 2010.

MATRIX SERVICE COMPANY, a Delaware corporation

By:
Thomas E. Long, Chief Financial Officer

IN WITNESS WHEREOF, each of the Subsidiaries has caused this Ratification of Security Agreements and Release to be duly executed by its authorized officer as of September     , 2010.

MATRIX SERVICE INC., an Oklahoma corporation; MATRIX SERVICE INC., an Ontario, Canada corporation; MATRIX SERVICE ULC, an Alberta unlimited liability corporation

By:
James P. Ryan, President

MATRIX SERVICE INDUSTRIAL CONTRACTORS, INC. (formerly known as MATRIX SERVICE MID-CONTINENT, INC.), an Oklahoma corporation; MATRIX SERVICE SPECIALIZED TRANSPORT, INC. (formerly known as FRANK W. HAKE, INC.), a Pennsylvania corporation; I & S, INC., a Pennsylvania corporation; MATRIX SERVICE INDUSTRIAL CONTRACTORS CANADA, INC., a Delaware corporation; MATRIX SERVICE INDUSTRIAL CONTRACTORS ULC, a Nova Scotia unlimited company, S.M. ELECTRIC COMPANY, INC., a New Jersey corporation

By:
Matthew J. Petrizzo, President

The foregoing agreed to and accepted by Agent as of September     , 2010.

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Jennifer Kalvaitis, Vice President

Schedule “1-B”

(Ratification of Subsidiary Guaranty)

RATIFICATION OF AND AMENDMENT TO SUBSIDIARY GUARANTY

Reference is made to that certain Second Amendment to Second Amended and Restated Credit Agreement dated as of September     , 2010 (the “Agreement”), among Matrix Service Company, a Delaware corporation (the “Borrower”), the Lenders signatory thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as a Lender, Issuing Bank and as Administrative Agent thereunder (“Agent”).

1. Terms used herein shall have the meanings ascribed to them in that certain Second Amended and Restated Credit Agreement dated as of November 30, 2006, as amended by that certain First Amendment to Second Amended and Restated Credit Agreement dated July 6, 2007, as amended by that certain Second Amendment to Second Amended and Restated Credit Agreement dated February 11, 2009, and as amended by the Agreement (as so amended, the “Credit Agreement”), unless otherwise defined herein.

2. As inducement for and in consideration of the Lenders and Agent executing the Agreement,

(i) each of the undersigned Guarantors ratifies and confirms its existing Guarantee (each an “Existing Guarantee”) in all respects and agrees that, notwithstanding the Agreement or any of the documents and agreements executed in connection therewith, such Existing Guarantee remains in full force and effect;

(ii) each of the undersigned Guarantors confirms and agrees that its Existing Guarantee shall extend to and include a guaranty of all Obligations; and

(iii) each of the undersigned Guarantors waives any and all defenses, claims or offsets, including but not limited to any suretyship defenses, that might arise from any term or provision of the Agreement or any of the documents and agreements executed in conjunction with the Agreement or that otherwise may exist.

3. Each Guarantor hereby confirms, reaffirms and restates that (a) the representations and warranties made by it in its Existing Guarantee are true and correct on and as of the date hereof (except to the extent such representations and warranties relate solely to a specific earlier date) and (b) no default of such Existing Guarantee has occurred and is continuing on the date hereof.

4. This Ratification may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Ratification by signing any such counterpart.

IN WITNESS WHEREOF, the parties have caused this Ratification of Subsidiary Guaranty to be duly executed by its authorized officer as of September     , 2010.

MATRIX SERVICE INC., an Oklahoma corporation; MATRIX SERVICE INC., an Ontario, Canada corporation; MATRIX SERVICE ULC, an Alberta unlimited liability corporation

By:
James P. Ryan, President

MATRIX SERVICE INDUSTRIAL CONTRACTORS, INC. (formerly known as MATRIX SERVICE MID-CONTINENT, INC.), an Oklahoma corporation; MATRIX SERVICE SPECIALIZED TRANSPORT, INC. (formerly known as FRANK W. HAKE, INC.), a Pennsylvania corporation; I & S, INC., a Pennsylvania corporation; MATRIX SERVICE INDUSTRIAL CONTRACTORS CANADA, INC., a Delaware corporation; MATRIX SERVICE INDUSTRIAL CONTRACTORS ULC, a Nova Scotia unlimited company, S.M. ELECTRIC COMPANY, INC., a New Jersey corporation

By:
Matthew J. Petrizzo, President

The foregoing agreed to and accepted by Agent as of September     , 2010.

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:
Jennifer Kalvaitis, Vice President

Annex 1

OPINION OF COUNSEL FOR THE BORROWER

4000 One Williams Center

Tulsa, Oklahoma 74172

918.586.5711 Phone

918.586.8982 Fax

www.cwlaw.com

September     , 2010

The Administrative Agent, the Issuing Bank and the Lenders who are parties to the Credit Agreement described below

Ladies and Gentlemen:

We have acted as counsel to Matrix Service Company, a Delaware corporation (the “Borrower”), and its Subsidiaries as follows:

Matrix Service Inc. – an Oklahoma corporation

Matrix Service Industrial Contractors, Inc. – an Oklahoma corporation

Matrix Service Specialized Transport Inc. – a Pennsylvania corporation

I & S, Inc. – a Pennsylvania corporation

Matrix Service Industrial Contractors Canada, Inc., a Delaware corporation

Matrix Service Inc. – an Ontario, Canada corporation

Matrix Service Industrial Contractors ULC — a Nova Scotia, Canada unlimited liability corporation

Matrix Service ULC – an Alberta, Canada unlimited liability corporation

S.M. Electric Company, Inc. – a New Jersey corporation

Matrix Service International, LLC – a Delaware limited liability company

(collectively with the Borrower, the “Clients”), in connection with (i) the Borrower’s execution and delivery of that certain Third Amendment to Second Amended and Restated Credit Agreement dated as of September     , 2010, among the Borrower, the Lenders named therein, and JPMorgan Chase Bank, N.A., as a Lender, Issuing Bank and as Administrative Agent (the “Administrative Agent”) for the Lenders (the “Third Amendment”), which amends that certain Second Amended and Restated Credit Agreement dated as of November 30, 2006, as amended by that certain First Amendment to Second Amended and Restated Credit Agreement dated as of July 6, 2007, and as further amended by that certain Second Amendment to Second Amended and Restated Credit Agreement dated as of February 11, 2009 (as so amended and as further amended by the Third Amendment, the “Credit Agreement”) and (ii) the execution by certain of the other Clients of certain other documents, all the documents referenced herein listed as follows (collectively, the “Documents”):

(a)	the Third Amendment;

(b)	fee letters;

(c)	Ratification of Security Agreements and Release entered into by each of the Clients other than Matrix Service International, LLC;

(d)	Ratification of and Amendment to Subsidiary Guaranty entered into by each of the Clients other than the Borrower and Matrix Service International, LLC;

(e)	Pledge and Security Agreement entered into by Matrix Service International, LLC in favor of the Administrative Agent; and

(f)	Subsidiary Guaranty entered into by Matrix Service International, LLC in favor of the Administrative Agent.

In addition to our review of the Documents, we have also examined and relied upon originals or copies of organizational documents and other records of the Clients as well as such certificates of public officials and officers of the Clients and such other documents and matters as we have deemed necessary or appropriate for purposes of this opinion.

All terms capitalized in this opinion letter without definition have the same meanings as in the Credit Agreement.

In rendering this opinion, we have assumed the following to be true and have conducted no investigation to confirm such assumptions or to determine to the contrary:

A. (i) The authenticity of all documents, instruments and certificates submitted to us as originals, (ii) the conformity with the original documents of all documents, instruments and certificates submitted to us as certified, conformed, photostatic or electronic copies, and (iii) the authenticity of the originals from which all such copies were made.

B. All parties to the Documents (other than the Clients) have full power and authority to execute, deliver and perform their respective obligations under the Documents and under the documents required or permitted to be delivered and performed thereunder, and all such documents have been duly authorized by all necessary action by such parties, have been fully executed by such parties, have been duly delivered by such parties and are or will be valid, binding and enforceable obligations of such parties.

C. All signatures on the Documents (other than those on behalf of the Clients) are genuine.

D. The conduct of the parties to the Documents has and will comply with any requirement of good faith, fair dealing, conscionability and commercial reasonableness.

E. There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence in connection with the Documents.

F. Each party to each of the Documents (other than the Clients) is in good standing under the laws of the jurisdiction in which it is incorporated or organized.

G. The execution, delivery and performance by each party (other than the Clients) of the Documents does not breach, conflict with or constitute a violation of (i) the certificate of incorporation, bylaws or any other charter or organizational document of such party, or (ii) the laws or governmental rules and regulations of any jurisdiction, or (iii) any agreement, instrument or document to which any such party is a party or by which any such party or any of its properties is bound or (iv) any order, judgment or decree to which any such party is subject or by which any of its properties is bound.

In rendering this opinion, we have relied as to matters of fact, to the extent we deem such reliance appropriate, without investigation, upon certificates of public officials and upon affidavits, certificates and written statements of officers and employees of the Borrower and Subsidiaries, including the various factual representations of the Clients set forth in the Documents and the Secretary’s Certificate delivered to the Administrative Agent on behalf of the Clients of even date herewith.

Based upon the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

l. Each of the Clients (other than Matrix Service Inc., an Ontario, Canada corporation, Matrix Service Industrial Contractors ULC, a Nova Scotia, Canada unlimited liability corporation, and Matrix Service ULC, an Alberta, Canada unlimited liability corporation, as to which no opinion is expressed in this paragraph 1) is a corporation or limited liability company duly and properly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate or limited liability company authority to conduct its business in each jurisdiction in which its business is conducted; and each of the Clients is qualified to do business and is in good standing in each other jurisdiction where the nature of the business conducted by it makes such qualification necessary or appropriate, except where the failure to be so qualified would not have a Material Adverse Effect.

2. The execution and delivery by the Clients of the Documents to which they, or any of them, is a party, and the performance by such Client or Clients, as the case may be, of their respective obligations thereunder, have been duly authorized by proper proceedings on the part of the respective Clients and do not and will not:

(a) require any consent of any of the Clients’ shareholders or members (other than any such consent as has already been given and remains in full force and effect);

(b) violate (i) any United States or Oklahoma law, rule, or regulation, which, in our experience, would normally apply to transactions of the type contemplated by the Documents, (ii) any order, writ, judgment, injunction, decree or award of which we have knowledge that is applicable to or binding upon any of the Clients, (iii) any Clients’ articles or certificate of incorporation or organization, by-laws or other organizational documents, as the case may be, or (iv) the provisions of any indenture, instrument or agreement that has either been listed as an exhibit to any periodic report filed by the Borrower since January 1, 2005 with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act Documents”), or is otherwise known to us, to which any of the Clients is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder; or

(c) result in, or require, the creation or imposition of any Lien in, of or on any of the property of any Client pursuant to the terms of any indenture, instrument or agreement binding upon any of the Clients that has been filed as an exhibit to any of the Exchange Act Documents or that is otherwise known to us.

3. The Documents to which any of the Clients is a party have been duly executed and delivered by the Clients identified therein as party thereto and constitute legal, valid and binding obligations of the Clients party thereto, enforceable against such Clients in accordance with their terms, except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

4. Except as described in Schedule 3.06 to the Credit Agreement, to our knowledge, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or threatened against any of the Clients which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

5. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by any Client, is required to be obtained by any Client in connection with the execution and delivery of the Documents, the borrowings under the Credit Agreement, the payment and performance by the Borrower of the Obligations, or the legality, validity, binding effect or enforceability of any of the Documents.

This opinion is subject to the following qualifications and limitations:

(i) The provisions contained in the Documents that permit any person to take action or make determinations, or to benefit from indemnities or similar undertakings, may be subject to requirements that such action be taken or such determinations be made, or that any action or inaction by such person that may give rise to a request for payment under such an indemnity or similar undertaking be taken or not taken, on a reasonable basis and in good faith.

(ii) Under certain circumstances the requirements that the provisions of the Documents may be modified or waived only in writing or only in a specific instance may be unenforceable to the extent that an oral agreement has been effected or a course of dealing has occurred modifying such provisions.

(iii) A court may modify or limit contractual awards of attorneys’ fees.

(iv) We express no opinion with regard to the effect of any (a) federal or state securities and “blue sky” laws and regulations, (b) federal or state antitrust and unfair competition laws and regulations, (c) federal or state pension and employee benefit laws and regulations, (d) federal or state environmental, subdivision, zoning, health, safety or land use laws and regulations, (e) federal or state racketeering laws and regulations and banking laws and regulations, and (f) administrative decisions, and rules and regulations of county and municipal political subdivisions.

(v) With respect to our opinion in paragraph 3 above, we express no opinion as to the enforceability of any Documents that purport to be governed by the laws of any jurisdiction other than the State of Oklahoma or that purport to (a) limit or expand remedies beyond those recognized in Oklahoma; (b) give the right of specific performance; (c) alter rules of civil procedure or evidence; (d) waive defenses or rights; (e) create and govern a trustee or creditor in possession status; (f) create indemnities or exculpate a party from liability for its own wrongful or negligent acts; (g) authorize the secured party to take discretionary independent action for the account of or as an agent or attorney-in-fact for the debtor; (h) limit or expand the rights of set-off; (i) guarantee the performance of acts other than payment of money; (j) limit jurisdiction of the courts, establish any exclusive venue, purport to waive jury trial, or establish evidentiary standards; or (k) provide for the appointment of a receiver without notice. The invalidity or unenforceability of such provisions should not, in our opinion, substantially interfere with the practical realization of the benefits of the Documents.

(vi) We express no opinion with respect to matters of perfection or priority of liens and security interests in any property of the Borrower and its Subsidiaries.

(vii) With respect to our opinion in paragraph 5, we express no opinion regarding any filings the Lenders would be required to make subsequent to foreclosure in connection with the ownership and operation of the Clients’ assets.

We have not relied upon, nor do we undertake for the purpose of this opinion the responsibility to review, the records of any court or administrative or governmental body to determine the existence of any judicial or administrative proceeding, order, decree, writ or judgment. As to all matters where we refer to “our knowledge” of the existence of any facts, situations or instruments, such knowledge means that after considering the actual knowledge of those attorneys in our firm who have given substantive attention to the Borrower’s affairs, we find no reason to believe that the opinions expressed above are factually incorrect.

We are members of the bar of the State of Oklahoma. Our opinions expressed above are limited to the laws of the State of Oklahoma, the corporate laws of the State of Delaware, the corporate laws of the Commonwealth of Pennsylvania, the corporate laws of the State of New Jersey, and the federal laws of the United States of America, and we do not express any opinion herein concerning the laws of any other jurisdiction. To the extent the opinions expressed in paragraphs 2 and 3 above are governed by the laws of a province of Canada, we have assumed that the applicable law in those jurisdictions is the same as the applicable law in the State of Oklahoma in all relevant respects.

The effective date of this opinion is the date first set forth above, and we do not undertake to advise you of any matter brought to our attention thereafter which would or may modify, in whole or in part, any or all of the foregoing. This opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

This opinion is rendered to the Administrative Agent, the Issuing Bank, the Lenders who are parties to the Credit Agreement and their respective permitted participants and assigns under the Credit Agreement, is for their sole benefit and may only be relied upon by them. At your request, we hereby consent to reliance hereon by any future permitted participant, successor or assignee under the Credit Agreement on the condition and with the understanding that (i) this opinion speaks only as of the date hereof, (ii) we have no responsibility or obligation to update this opinion, to consider its applicability or correctness to any person other than those named in the preceding sentence, or to take into account changes in law, facts or any other developments of which we may later become aware, and (iii) any such reliance by a future participant, successor or assignee must be actual and reasonable under the circumstances existing at the time of the applicable participation, assignment or transfer, including any changes in law, facts or any other developments known to or reasonably knowable by the participant, assignee or transferee at such time.

This opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with or delivered or communicated to any government agency (other than any government agency with regulatory authority as to any of the Lenders or as may otherwise be required by law) or any other person, without our prior written consent.

Very truly yours,

CONNER & WINTERS, LLP